Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
June 7, 2011

Oxford Industries Reports First Quarter Results

— First Quarter Adjusted EPS Increases to $1.07 versus Year Ago of $0.54 —

— Raises Guidance for Fiscal 2011 —

— Repurchases $40 million Principal Amount of Senior Secured Notes in May 2011 —

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2011 first quarter ended April 30, 2011. Consolidated net sales were $208.3 million compared to $163.6 million in the first quarter of fiscal 2010. On an adjusted basis, earnings from continuing operations per diluted share were $1.07 compared to $0.54 in the first quarter of fiscal 2010. Because Oxford acquired Lilly Pulitzer on December 21, 2010, operating activities for Lilly Pulitzer were not included in the Company’s consolidated first quarter fiscal 2010 results. The adjusted earnings per share exclude the impact of purchase accounting charges and LIFO accounting adjustments. For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release. On a U.S. GAAP basis, earnings from continuing operations per diluted share were $1.03 in the first quarter of fiscal 2011 compared to $0.52 in the same period of the prior year.

“We are very happy with our results for the quarter, which were exceptionally strong at Tommy Bahama, Lilly Pulitzer and Lanier Clothes. We are particularly pleased with the outstanding performance of our direct to consumer businesses as both comp store and e-commerce sales remained strong throughout the first quarter. The Tommy Bahama team continues to do a superb job of expanding its full price, direct to consumer business,” commented J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc.

“With Lilly Pulitzer’s resort chic positioning, the first quarter is the biggest and most important for the brand and the results exceeded our expectations in all channels of distribution. The Spring/Summer product is clearly resonating with an expanding base of consumers to yield outstanding profitability. The integration of Lilly Pulitzer onto our corporate support platform is going very well and we continue to be impressed with the quality and talent of the people.”

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Mr. Lanier continued, “We finished the first quarter with a great deal of momentum, but are certainly cognizant of the macro-economic deterioration in recent weeks and have factored that into our outlook for the balance of the year. We believe that our focus on strengthening our brands by further developing the direct to consumer businesses and being selective in wholesale distribution will serve our shareholders well.”

Operating Results

Tommy Bahama reported net sales of $122.9 million for the first quarter of fiscal 2011 compared to $109.1 million in the first quarter of fiscal 2010. The increase in sales was primarily due to strong comparable store sales increases, higher e-commerce sales and sales from additional stores. Tommy Bahama’s operating income for the first quarter was $23.8 million compared to $17.9 million in the first quarter of 2010. The increase in operating income resulted from increased sales and improved gross margins due to direct to consumer sales representing a greater proportion of Tommy Bahama sales. As of April 30, 2011, Tommy Bahama operated 89 retail stores compared to 84 stores at the end of the first quarter of fiscal 2010.

Lilly Pulitzer’s first quarter of fiscal 2011 results were very strong, with sales of $29.9 million and operating income of $7.0 million. Lilly Pulitzer’s first quarter of fiscal 2011 reflected increased sales in all channels of distribution including wholesale, retail and e-commerce. Operating income was negatively impacted by purchase accounting charges, including a $1.0 million charge to cost of goods sold resulting from the write-up of acquired inventory and a $0.6 million charge related to the change in the fair value of contingent consideration.

Ben Sherman reported net sales of $19.4 million for the first quarter of fiscal 2011 compared to $22.2 million in the first quarter of 2010. The decrease in sales was primarily due to reduced sales to certain moderate department stores in the first quarter of fiscal 2011. Additionally, the first quarter of fiscal 2010 included $1.6 million of sales related to the previously exited women’s and footwear businesses with no such sales in the first quarter of fiscal 2011. These factors were partially offset by a 5.2% increase in the average exchange rate of the British pound sterling versus the United States dollar. Ben Sherman reported an operating loss of $0.8 million in the first quarter compared to operating income of $0.5 million in the first quarter of 2010. The operating loss was primarily the result of decreased sales, which had a deleveraging effect on the existing cost structure.

Net sales for Lanier Clothes were $33.0 million in the first quarter of fiscal 2011 compared to $30.4 million in the first quarter of fiscal 2010. The increase in sales was due to increases in the branded businesses, partially offset by decreases in private label sales. For the quarter, Lanier Clothes reported operating income of $4.7 million compared to operating income of $4.4 million in the first quarter of fiscal 2010. The increase in operating income was primarily due to the increase in sales.

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The Corporate and Other operating loss for the first quarter of fiscal 2010 was $4.0 million compared to an operating loss of $7.8 million in the first quarter of fiscal 2010. The first quarter of fiscal 2011 included a LIFO accounting credit of $0.6 million compared to a LIFO accounting charge of $0.7 million in the first quarter of fiscal 2010. The first quarter of fiscal 2011 benefitted from decreased employment costs and the inclusion of transition services income related to the Company’s former Oxford Apparel Group.

Consolidated gross margins for the first quarter of fiscal 2011 increased to 56.5% from 54.8% in the first quarter of fiscal 2010. Gross margins improved primarily due to changes in the sales mix compared to the first quarter of fiscal 2010. The first quarter of fiscal 2011 included the addition of Lilly Pulitzer, an increased proportion of direct to consumer sales at Tommy Bahama and the positive net impact of LIFO accounting. The increase in gross margins was partially offset by the impact of the $1.0 million write-up of Lilly Pulitzer inventory described above.

SG&A for the first quarter of fiscal 2011 increased to $90.8 million, or 43.6% of net sales, from $78.0 million, or 47.7% of net sales, in the first quarter of fiscal 2010. The increase in SG&A was due to the inclusion of $10.0 million of Lilly Pulitzer SG&A and the incremental costs associated with operating additional Tommy Bahama retail stores. The decrease in SG&A as a percentage of sales reflects greater operating leverage due to higher sales.

Royalties and other operating income for the first quarter of fiscal 2011 was $4.8 million compared to $3.5 million in the first quarter of fiscal 2010. The increase was primarily due to increased royalty income in both Tommy Bahama and Ben Sherman as well as royalty income associated with the recently acquired Lilly Pulitzer business.

The effective tax rate for the first quarter of fiscal 2011 was 34.2% compared to 14.8% in the prior year. The prior year rate was significantly impacted by lower earnings levels in fiscal 2010 and the magnitude of discrete items. The effective tax rate for the first quarter of fiscal 2011 is a better indicator of the anticipated effective tax rate for future periods.

Balance Sheet & Liquidity

As of April 30, 2011, the Company had no borrowings outstanding under its U.S. revolving credit facility and $47.0 million of cash. The Company’s anticipated capital expenditures for fiscal 2011, including $3.6 million incurred during the first quarter, are expected to be approximately $35 million. These expenditures are expected to consist primarily of costs associated with additional retail stores, retail store remodeling, information technology investments and distribution center enhancements.

Subsequent Event — Repurchase of Senior Secured Notes

In May 2011, the Company repurchased, in a privately negotiated transaction, $40.0 million in aggregate principal amount of its 11.375% Senior Secured Notes due 2015 for

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approximately $46.6 million, plus accrued interest, using cash on hand. The repurchase of the 11.375% Senior Secured Notes and related non-cash write-off of approximately $1.6 million of unamortized deferred financing costs and discount resulted in a loss of approximately $8.2 million, which will be reflected in the consolidated financial statements for the second quarter of fiscal 2011. After completion of the transaction, $110.0 million aggregate principal amount of 11.375% Senior Secured Notes remain outstanding. The lower principal amount resulting from this transaction will reduce interest expense by $0.03 per share in the second quarter of fiscal 2011 and $0.05 per share for each quarter thereafter.

Outlook for Fiscal 2011

The Company increased its full year outlook for sales and earnings per share. For fiscal 2011, it expects adjusted earnings from continuing operations per diluted share in a range of $2.15 to $2.25 and net sales of $730 to $745 million. This guidance reflects the positive impact for the fiscal year on interest expense of $0.13 per share related to the repurchase of the 11.375% Senior Secured Notes. This compares to the Company’s prior guidance of $1.95 to $2.05 in adjusted earnings per diluted share and net sales of $725 to $740 million. The adjusted earnings per share from continuing operations excludes the impact of purchase accounting charges, LIFO accounting adjustments and the loss on the repurchase of the 11.375% Senior Secured Notes.

For the second quarter, ending on July 30, 2011, the Company anticipates net sales in a range from $172 to $182 million compared to net sales of $143.0 million in the second quarter of fiscal 2010. Adjusted earnings from continuing operations per diluted share are expected to be $0.48 to $0.53 compared to adjusted earnings per diluted share of $0.32 in the second quarter of fiscal 2010. This guidance reflects the positive impact for the quarter of $0.03 per share on interest expense related to the repurchase of the 11.375% Senior Secured Notes. The adjusted EPS excludes the impact of purchase accounting charges, LIFO accounting adjustments and the loss on the repurchase of the 11.375% Senior Secured Notes.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through June 21, 2011. To access the telephone replay, participants should dial 858-384-5517. The access code for the replay is 9881085. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

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About Oxford

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands.  Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels.  The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, access to capital and/or credit markets, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 29, 2011 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	First Quarter Fiscal 2011	First Quarter Fiscal 2010
Net sales	$208,308	$163,625
Cost of goods sold	90,648	73,918
Gross profit	117,660	89,707
SG&A	90,840	78,009
Amortization of intangible assets	298	240
Change in fair value of contingent consideration	600	—
	91,738	78,249
Royalties and other operating income	4,791	3,513
Operating income	30,713	14,971
Interest expense, net	4,804	4,967
Earnings from continuing operations before income taxes	25,909	10,004
Income taxes	8,849	1,480
Earnings from continuing operations	17,060	8,524

Earnings from discontinued operations, net of taxes	1,040	3,973
Net earnings	$18,100	$12,497
Earnings from continuing operations, net of taxes per common share:
Basic	$1.03	$0.52
Diluted	$1.03	$0.52
Earnings from discontinued operations, net of taxes per common share:
Basic	$0.06	$0.24
Diluted	$0.06	$0.24
Net earnings per common share:
Basic	$1.10	$0.76
Diluted	$1.10	$0.76
Weighted average common shares outstanding:
Basic	16,515	16,491
Dilution	10	12
Diluted	16,525	16,503
Dividends declared per common share	$0.13	$0.11

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	April 30, 2011	January 29, 2011	May 1, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$47,033	$44,094	$18,823
Receivables, net	72,263	50,177	61,423
Inventories, net	62,843	85,338	45,790
Prepaid expenses, net	10,912	12,554	12,041
Deferred tax assets	16,266	19,005	15,397
Assets related to discontinued operations, net	33,409	57,745	51,372
Total current assets	242,726	268,913	204,846
Property and equipment, net	82,899	83,895	75,404
Intangible assets, net	167,573	166,680	136,015
Goodwill	16,185	16,866	—
Other non-current assets, net	21,716	22,117	17,369
Total Assets	$531,099	$558,471	$433,634
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$73,746	$83,211	$61,288
Accrued compensation	15,558	23,095	15,213
Income taxes payable	6,289	—	5,808
Short-term debt and current maturities of long-term debt	716	—	2,856
Liabilities related to discontinued operations	4,949	40,785	11,354
Total current liabilities	101,258	147,091	96,519
Long-term debt, less current maturities	147,228	147,065	146,572
Other non-current liabilities	55,048	55,441	47,825
Non-current deferred income taxes	30,231	28,846	28,192
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,511	16,511	16,526
Additional paid-in capital	96,679	96,597	93,131
Retained earnings	106,700	90,739	30,036
Accumulated other comprehensive loss	(22,556)	(23,819)	(25,167)
Total shareholders’ equity	197,334	180,028	114,526
Total Liabilities and Shareholders’ Equity	$531,099	$558,471	$433,634

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Quarter Fiscal 2011	First Quarter Fiscal 2010
Cash Flows From Operating Activities:
Earnings from continuing operations	$17,060	$8,524
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	4,809	4,310
Amortization of intangible assets	298	240
Change in fair value of contingent consideration	600	—
Amortization/write-off of deferred financing costs and bond discount	487	488
Stock compensation expense	864	1,578
Loss on sale of property and equipment	12	2
Deferred income taxes	3,819	(1,433)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(20,962)	(17,340)
Inventories	23,003	11,824
Prepaid expenses	1,110	(1,679)
Current liabilities	(13,631)	5,052
Other non-current assets	756	(309)
Other non-current liabilities	(1,009)	(1,618)
Net cash provided by operating activities	17,216	9,639
Cash Flows From Investing Activities:
Purchases of property and equipment	(3,634)	(1,540)
Net cash used in investing activities	(3,634)	(1,540)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(12,283)	(22,350)
Proceeds from revolving credit arrangements	12,978	25,233
Proceeds from issuance of common stock	939	115
Dividends on common stock	(2,142)	(1,821)
Net cash (used in) provided by financing activities	(508)	1,177
Cash Flows from Discontinued Operations:
Net operating cash flows (used in) provided by discontinued operations	(10,413)	1,478
Net investing cash flows provided by (used in) discontinued operations	—	(21)
Net cash provided by discontinued operations	(10,413)	1,457

Net change in cash and cash equivalents	2,661	10,733
Effect of foreign currency translation on cash and cash equivalents	278	(198)
Cash and cash equivalents at the beginning of year	44,094	8,288
Cash and cash equivalents at the end of the period	$47,033	$18,823

Supplemental disclosure of cash flow information:
Cash paid for interest, net, including interest paid for discontinued operations	$306	$286
Cash paid for income taxes, including income taxes paid for discontinued operations	$27,344	$3,404

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	First Quarter Fiscal 2011	First Quarter Fiscal 2010
Net Sales
Tommy Bahama	$122,903	$109,105
Lilly Pulitzer	29,873	—
Ben Sherman	19,421	22,154
Lanier Clothes	32,973	30,428
Corporate and Other	3,138	1,938
Total	$208,308	$163,625
Operating Income (Loss)
Tommy Bahama	$23,770	$17,861
Lilly Pulitzer	7,015	—
Ben Sherman	(826)	522
Lanier Clothes	4,725	4,359
Corporate and Other	(3,971)	(7,771)
Total Operating Income	30,713	14,971
Interest expense, net	4,804	4,967
Earnings From Continuing Operations Before Income Taxes	$25,909	$10,004

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS, AS ADJUSTED

Set forth below is our reconciliation of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for the first quarter of fiscal 2011 and the first quarter of fiscal 2010. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	First Quarter Fiscal 2011	First Quarter Fiscal 2010
	(in thousands, except per share amounts)
As reported
Net sales	$208,308	$163,625
Gross profit	$117,660	$89,707
Gross margin (1)	56.5%	54.8%
Operating income	$30,713	$14,971
Operating margin (2)	14.7%	9.1%
Earnings from continuing operations before income taxes	$25,909	$10,004
Earnings from continuing operations	$17,060	$8,524
Diluted earnings from continuing operations per common share	$1.03	$0.52
Weighted average common shares outstanding — diluted	16,525	16,503
Increase/(decrease) in earnings from continuing operations
LIFO accounting adjustments impacting gross profit (3)	$(602)	$651
Purchase accounting charges:
Inventory write-up cost impacting gross profit (4)	$996	$—
Change in fair value of contingent consideration impacting operating income (5)	$600	$—
Impact of income taxes (6)	$(338)	$(208)
Adjustment to earnings from continuing operations	$656	$443
As adjusted
Net sales	$208,308	$163,625
Gross profit	$118,054	$90,358
Gross margin (1)	56.7%	55.2%
Operating income	$31,707	$15,622
Operating margin (2)	15.2%	9.5%
Earnings from continuing operations before income taxes	$26,903	$10,655
Earnings from continuing operations	$17,716	$8,967
Diluted earnings from continuing operations per common share	$1.07	$0.54
Weighted average common shares outstanding — diluted	16,525	16,503

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NOTES TO RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS, AS ADJUSTED

(1)         Gross margin is calculated as gross profit, as a percentage of net sales.

(2)         Operating margin is calculated as operating income, as a percentage of net sales.

(3)         LIFO accounting adjustments reflect the net impact on cost of goods sold in Corporate and Other resulting from LIFO accounting in each period.

(4)         Inventory write-up cost included in cost of goods sold includes the impact of purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of Lilly Pulitzer, which is recognized in our statement of operations as the acquired inventory is sold. No additional amounts related to the inventory write-up are expected to be incurred in periods subsequent to the first quarter of fiscal 2011 as the entire $1.8 million recognized at acquisition has been expensed during the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011. These charges were reflected in the Lilly Pulitzer operating group results of operations.

(5)         Change in fair value of contingent consideration reflects the statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of Lilly Pulitzer. Pursuant to the purchase method of accounting, the fair value of contingent consideration, if any, is reflected in the opening balance sheet of the acquired company. This amount must be reassessed periodically and recorded at fair value. Changes in the estimated fair value of the contingent consideration, if any, is recognized in the statement of operations. The fair value is based on assumptions regarding the probability of the payment of the $20 million of contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. Change in fair value of contingent consideration is expected to be recorded with the passage of time as the payment date of the contingent consideration approaches. Additionally, change in the fair value of contingent consideration will be recognized periodically as an increase or decrease in the expense as more information about certain assumptions included in the fair value calculation is obtained.

(6)         Impact of income taxes reflects the estimated net income tax impact of the adjustments above.

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RECONCILIATION OF OPERATING INCOME (LOSS), IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED

Set forth below are our reconciliations, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted for the first quarter of fiscal 2011 and the first quarter of fiscal 2010. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

First Quarter of Fiscal 2011

(in thousands)

	Operating income	LIFO accounting adjustments	Purchase accounting adjustments	Operating income
	(loss), as reported	(1)	(2)	(loss), as adjusted
Tommy Bahama	$23,770	$—	$—	$23,770
Lilly Pulitzer	7,015	—	1,596	8,611
Ben Sherman	(826)	—	—	(826)
Lanier Clothes	4,725	—	—	4,725
Corporate and Other	(3,971)	(602)	—	(4,573)
Total	$30,713	$(602)	$1,596	$31,707

First Quarter of Fiscal 2010

(in thousands)

	Operating income	LIFO accounting adjustments	Operating income
	(loss), as reported	(1)	(loss), as adjusted
Tommy Bahama	$17,861	$—	$17,861
Lilly Pulitzer	—	—	—
Ben Sherman	522	—	522
Lanier Clothes	4,359	—	4,359
Corporate and Other	(7,771)	651	(7,120)
Total	$14,971	$651	$15,622

(1)          LIFO accounting adjustments reflect the impact of all LIFO accounting adjustments recorded during the period.

(2)          Purchase accounting adjustments consist of the $1.0 million cost of goods sold charge related to the write-up of inventory and $0.6 million of change in fair value of contingent consideration, both of which are included in Lilly Pulitzer. Both of these charges resulted from the application of the purchase method of accounting to the Lilly Pulitzer acquisition on December 21, 2010.

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RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS PER SHARE, AS ADJUSTED

Set forth below is our reconciliation of reported earnings from continuing operations per diluted share for the first quarter of fiscal 2011, the projected earnings from continuing operations per diluted share for the first quarter of fiscal 2011, the reported earnings from continuing operations per diluted share for the first quarter of fiscal 2010, the projected earnings from continuing operations per diluted share for the second quarter of fiscal 2011, the reported earnings from continuing operations per diluted share and the projected earnings from continuing operations per diluted share for the full year of fiscal 2011, each presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the earnings per diluted share, as adjusted, for each respective period. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per diluted share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	First Quarter Fiscal 2011	First Quarter Fiscal 2011	First Quarter Fiscal 2010	Second Quarter Fiscal 2011	Second Quarter Fiscal 2010	Full Year Fiscal 2011
	Actual	Guidance(1)	Actual	Guidance	Actual	Guidance
Earnings from continuing operations per diluted share:

U.S. GAAP basis	$1.03	$0.89 - $0.99	$0.52	$0.14 - $0.19	$0.28	$1.71 - $1.81

Impact of purchase accounting (2)	$0.06	$0.06	—	$0.02	—	$0.14

LIFO accounting adjustments (3)	$(0.02)	—	$0.02	—	$0.04	$(0.02)

Loss on repurchase of Senior Secured Notes (4)	—	—	—	$0.32	—	$0.32

As adjusted	$1.07	$0.95 - $1.05	$0.54	$0.48 - $0.53	$0.32	$2.15 - $2.25

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NOTES TO RECONCILIATION OF PROJECTED EARNINGS PER SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO PROJECTED EARNINGS PER SHARE, AS ADJUSTED

(1)          Guidance as issued on March 29, 2011.

(2)          Impact of purchase accounting reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to purchase accounting during each respective period. The amounts included in the first quarter fiscal 2011 amounts reflect amounts incurred, while the amounts for all other periods reflect the anticipated amount for that period. The purchase accounting adjustments for the first quarter of fiscal 2011 include (1) the $1.0 million additional cost of goods sold incurred during the first quarter of fiscal 2011 as the remaining write-up of inventory was expensed as the acquired inventory was sold and (2) the $0.6 million charge related to the change in the fair value of contingent consideration. The amount for the remainder of fiscal 2011 includes $0.6 million of charges related to the change in fair value of contingent consideration in each of the second quarter, third quarter and fourth quarter of fiscal 2011. The amounts ultimately recognized in fiscal 2011 for change in fair value of contingent consideration may be materially different than the estimates as the purchase price allocation of fair value is finalized during fiscal 2011 and as we periodically assess the fair value of the contingent consideration.

(3)          LIFO accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share related to LIFO accounting adjustments recorded during the historical periods. No estimate for LIFO accounting adjustments are reflected in the guidance for any period presented.

(4)          The loss, reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to the repurchase of $40 million aggregate principal amount of 11.375% Senior Secured Notes reflects payment of a $6.6 million premium on the bond repurchase and $1.6 million write-off of unamortized deferred financing costs and bond discount. The total loss from the repurchase of the 11.375% Senior Secured Notes was $8.2 million.

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